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                                                                                                             EXHIBIT 2         SDIA4



                                   SADIA DIVULGA SEU FATURAMENTO BRUTO NO MERCADO INTERNO, EXTERNO
                                                     E TOTAL DE AGOSTO DE 2002.

                                                      SADIA S.A. - CONSOLIDADO

                                                   LEG. SOCIETARIA (EM R$ MILHOES)


VENDAS DE PRODUTOS E MERCADORIAS           2.782,5  2,486.3      11,9%      757,9      664,4     14,1%      393,5    328,8    19,7%
    Mercado Interno                        1.682,8  1.572.2       7,0%      447,9      421,4      6,3%      227,2    216,4     5,0%
    Mercado Externo                        1.099,7    914,1      20,3%      310,0      243,0     27,6%      166,3    112,4    48,0%


Nota: Informacoes nao auditadas.


                      SADIA INFORMS ITS GROSS OPERATING REVENUE FROM BOTH DOMESTIC AND EXPORT SALES AND TOTAL
                                                     REVENUES FOR AUGUST 2002.

                                                     SADIA S.A. - CONSOLIDATED

                                                BRAZILIAN CORPORATE (IN R$ MILLION)


TOTAL SALES                                2,782.5  2,486.3      11.9%      757.9      664.4     14.1%      393.5    328.8    19.7%
    Domestic Market                        1,682.8  1,572.2       7.0%      447.9      421.4      6.3%      227.2    216.4     5.0%
    Exports                                1,099.7    914.1      20.3%      310.0      243.0     27.6%      166.3    112.4    48.0%


Note: Unaudited Information

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